UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Denman, Gary L.
   1900 Gallows Road
   Vienna, VA  22182
   U.S.
2. Issuer Name and Ticker or Trading Symbol
   GRC International, Inc.
   GRH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.10 par valu|3/27/0|U   | |74,184.9392(1)    |(D)|$15.00     |0                  |(D)   |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.10 par valu|3/27/0|U   | |174.265(2)        |(D)|$15.00     |0                  |(I)   |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$5.50   |3/28/|U   | |25,000     |D  |(3)  |7/24/|Common Stock|25,000 |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |07   |            |       |       |            |   |            |
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Employee Stock Option |$7.875  |3/28/|U   | |200,000    |D  |(4)  |5/28/|Common Stock|200,000|$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |08   |            |       |       |            |   |            |
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Employee Stock Option |$8.062  |3/28/|U   | |40,000     |D  |1/28/|7/28/|Common Stock|40,000 |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |00   |09   |            |       |       |            |   |            |
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Employee Stock Option |$9.156  |3/28/|U   | |30,000     |D  |3/23/|9/23/|Common Stock|30,000 |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |00   |09   |            |       |       |            |   |            |
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Cash Comp Repl Option |$7.237  |3/28/|U   | |33         |D  |(5)  |(5)  |Common Stock|33     |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$8.571  |3/28/|U   | |29         |D  |(5)  |(5)  |Common Stock|29     |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$9.429  |3/28/|U   | |12         |D  |(5)  |(5)  |Common Stock|12     |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$5.07   |3/28/|U   | |21         |D  |(5)  |(5)  |Common Stock|21     |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$3.267  |3/28/|U   | |64         |D  |(5)  |(5)  |Common Stock|64     |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.363  |3/28/|U   | |154        |D  |(5)  |(5)  |Common Stock|154    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.299  |3/28/|U   | |162        |D  |(5)  |(5)  |Common Stock|162    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.537  |3/28/|U   | |137        |D  |(5)  |(5)  |Common Stock|137    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.6022 |3/28/|U   | |273        |D  |(5)  |(5)  |Common Stock|273    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.5691 |3/28/|U   | |281        |D  |(5)  |(5)  |Common Stock|281    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.9886 |3/28/|U   | |222        |D  |(5)  |(5)  |Common Stock|222    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.7692 |3/28/|U   | |3,066      |D  |(5)  |(5)  |Common Stock|3,066  |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.5216 |3/28/|U   | |454        |D  |(5)  |(5)  |Common Stock|454    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.6418 |3/28/|U   | |420        |D  |(5)  |(5)  |Common Stock|420    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$1.8972 |3/28/|U   | |364        |D  |(5)  |(5)  |Common Stock|364    |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$2.1629 |3/28/|U   | |5,157      |D  |(5)  |(5)  |Common Stock|5,157  |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option |$2.3728 |3/28/|U   | |1,452      |D  |(5)  |(5)  |Common Stock|1,452  |$15.00 |0           |(D)|            |
(right to buy)        |        |00   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Includes 8,498.9392 shares purchased under the Company's Employee Stock Purchase Plan; (2) Units of GRC
International Stock Fund held in the Company's Deferred Income Plan; (3) 50% exercisable 2 years after grant; 75%
exercisable 3 years after grant; and 100% exercisable 4 years after grant; (4) 50% exercisable 1 year after grant;
and 100% exercisable 2 years after grant; (5) Options granted in lieu of salary or bonus otherwise payable. 80%
exercisable 2 years after grant; 95% exercisable 3 years after grant; and 100% exercisable 4 years after grant, no fixed expiration date, expires 3 years after employee's termination.